Exhibit 99.1

FOR IMMEDIATE RELEASE
November 16, 2009
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS THIRD QUARTER RESULTS

Munster, Indiana - NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported a net loss of $1.4 million for the third quarter ended September 30, 2009.  Despite the third quarter results, net income for the nine months ended September 30, 2009 totaled $1.4 million.  At the end of the nine month period, the Bancorp’s assets totaled $678.3 million, reflecting an increase of $13.6 million or 2.0% from December 31, 2008.

During 2009, the Bancorp’s earnings have been negatively impacted by loan loss provisions and an industry-wide increase in FDIC insurance premiums. The third quarter loss of $1.4 million, or $0.50 loss per basic and diluted share, compares to net income of $1.6 million, or $0.56 per basic and diluted share for the third quarter of 2008.  For the current quarter, the return on average assets (ROA) was (0.84%) and return on average equity (ROE) was (10.02%).

The September 30, 2009 nine month earnings of $1.4 million, or $0.48 in earnings per basic and diluted share, compares to earnings of $4.7 million, or $1.66 per basic and $1.65 per diluted share for the nine months ended September 30, 2008.  For the current nine month period, the ROA was 0.27% and ROE was 3.32%.

“The economic storm that has occurred over the last eighteen months has taken its toll on all sectors of the economy.   Banking has been no exception and our results for the latest quarter reflect the decline in asset values caused by the deepest recession of our era.  The bank has taken action to charge off loans to businesses that at one time were solid, plus we have taken additional action to insure that our reserves for further potential deterioration remain sufficient during the economic healing process,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“Peoples Bank remains a well-capitalized financial institution by all regulatory standards,” Bochnowski said.  “The results of the third quarter overshadow the underlying strength of our franchise.  Our core earnings continue to be strong and driven by growth in our checking, savings and money market accounts.  Our loan originations are ahead of last year as is our income from banking operations.  As a community bank, we are committed to providing exceptional banking to our community, and we are pleased that our new banking centers have outpaced our growth expectations.”

“Throughout the current cycle of the economy, Peoples Bank has taken steps to report and manage the elevated credit risk of our balance sheet.  In doing so, we have remained focused on the fundamentals of banking by pursuing smart growth, sound expense management, and prudent oversight of asset quality.  Our management team stands prepared to act as needed to mitigate the adverse effects on our capital as well as our loan and investment portfolios arising from asset value declines caused by the magnitude of the current recession,” Bochnowski said.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.7 million for the current quarter, compared to $5.8 million for the quarter ended September 30, 2008, a decrease of $45 thousand or 0.8%.  For the nine months ended September 30, 2009, net interest income totaled $17.3 million, compared to $16.4 million for the nine months ended September 30, 2008, an increase of $891 thousand, or 5.4%.  The Bancorp’s net interest margin on a tax adjusted basis was 3.91% and 3.90% for the three and nine months ended September 30, 2009, respectively.  Net interest income continues to be positively impacted by an increase in commercial business loan and government loan balances, and a decrease in the cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the quarter ended September 30, 2009 totaled $1.3 million, compared to $1.1 million for the quarter ended September 30, 2008, an increase of $138 thousand, or 12.3%.  Contributing to the increase in noninterest income for the third quarter of 2009 were $167 thousand in gains from the sale of fixed rate mortgage loans, $93 thousand in gains from the sale of available-for-sale securities and income from Wealth Management operations of $270 thousand.  For the nine months ended September 30, 2009, noninterest income totaled $4.4 million, compared to $3.5 million for the nine months ended September 30, 2008, an increase of $867 thousand, or 24.7%.  For 2009, $55.4 million in fixed rate mortgage loans were sold resulting in $1.0 million in gains, while gains from the sale of available-for-sale securities totaled $437 thousand and Wealth Management income totaled $672 thousand.

Noninterest Expense
Noninterest expense related to operating activities totaled $4.8 million for the quarter ended September 30, 2009, compared to $4.3 million for the quarter ended September 30, 2008, an increase of $501 thousand, or 11.7%.  For the nine months ended September 30, 2009, noninterest expense totaled $14.3 million, compared to $12.5 million for the nine months ended September 30, 2008, an increase of $1.8 million, or 14.3%.  The increase in noninterest expense for the current quarter and nine month period was a result of increased compensation and occupancy costs related to the opening of the Gary Banking Center in October 2008 and the Valparaiso Banking Center in June 2009.  Also affecting the increase in noninterest expense was the payment of additional FDIC insurance premiums, resulting from an industry wide special assessment and an increase in the quarterly insurance premiums.  For the nine months ended September 30, 2009, the Bancorp’s FDIC deposit insurance premiums totaled $986 thousand, compared to $57 thousand for the nine months ended September 30, 2008, an increase of $929 thousand or 1629.8%.

Funding
At September 30, 2009, deposits totaled $557.3 million, an increase of $29.1 million, compared to December 31, 2008.  The increase in deposits was attributable to increases in non-interest bearing checking accounts of $8.8 million, savings accounts of $4.1 million, money market accounts increases of $3.3 million and certificates of deposit increases of $12.2 million.  At September 30, 2009, core deposits totaled $314.0 million, while certificates of deposit totaled $243.3 million.  Core deposits include checking, savings, and money market accounts.  Core deposits represented 56.3% of the Bancorp’s total deposits at the end of September 2009.  At September 30, 2009, borrowings totaled $61.1 million, a decrease of $13.7 million for the current nine months, as deposit growth was used to repay borrowings.

Lending
During the nine months ended September 30, 2009, $165.5 million in new loans were originated, compared to $164.4 million for the nine months ended September 30, 2008.  During the current nine months, mortgage loan originations totaled $52.0 million, compared to $36.7 million for the same period in 2008.  The increase in mortgage loan originations was a result of consumers taking advantage of the low rate environment to refinance their home loans.  During the first nine months of 2009, the Bancorp’s commercial loan originations totaled $103.4 million, compared to $118.6 million for nine months ended September 30, 2008.  The decrease in commercial loan originations is a result of the current economic downturn.  The Bancorp’s lending portfolio totaled $463.1 million at September 30, 2009, a decrease of $26.4 million.  Bochnowski noted that to avoid long-term interest rate risk, the Bank adopted a policy of selling all conforming fixed rate mortgage loan originations into the secondary market.  During the current nine months, the Bancorp’s management sold $44.8 million in newly originated fixed rate mortgage loans and $10.6 million in seasoned fixed rate mortgage loans into the secondary market.  During the current nine months, $16.8 million in growth occurred in commercial business loans and loans to local municipalities.

Historically, the Bancorp has successfully originated commercial real estate loans within its primary market area.  However, beginning in the fourth quarter of 2005, in a response to a decrease in local loan demand and in an effort to reduce the potential credit risk associated with geographic concentrations, a strategy was implemented to purchase commercial real estate participation loans outside of the Bancorp’s primary market area.  The strategy to purchase these commercial real estate participation loans was limited to 10% of the Bancorp’s loan portfolio and concluded in the third quarter of 2007.  As of September 30, 2009, the Bancorp’s commercial real estate participation loan portfolio consisted of eleven loans with an aggregate balance of $32.8 million, and an additional $5.3 million in funding commitments for five of the eleven loans.  Of the $32.8 million in commercial real estate participation loans, $11.7 million has been purchased within the Bancorp’s primary market area and $21.1 million outside of the primary market.  At September 30, 2009, $12.7 million or 38.8% of the Bancorp’s commercial real estate participation loans have been placed in non-accrual status.  Of the $12.7 million in commercial real estate participation loans placed in non-accrual status, $9.1 million are located outside of the Bancorp’s primary market area.

Asset Quality
Non-performing loans totaled $19.1 million at September 30, 2009, compared to $12.4 million at December 31, 2008, an increase of $6.7 million or 54.2%.  The increase in non-performing loans is related to four commercial real estate participation loans totaling $12.7 million that were placed in non-accrual status during 2009.  The Bancorp’s ratio of non-performing loans to total assets was 2.82% at September 30, 2009, compared to 1.87% at December 31, 2008.  During the third quarter of 2009, management received updated information regarding the valuation for three of its commercial real estate participation loans, which indicated a decrease in market valuations.  As a result, management recorded $5.9 million in loan charge-offs related to these loans.  Also, an additional $308 thousand in loan charge-offs were recorded for credit risk related to mortgage and commercial business loans.

  As a result of increased loan charge-off activity, $4.7 million in loan loss provisions were recorded during the current quarter, compared to $590 thousand for the quarter ended September 30, 2008.  For the nine months ended September 30, 2009, loan loss provisions totaled $6.5 million, while $1.5 million in provisions were recorded during the first nine months of 2008.  For the nine months ended September 30, 2009, net loan charge-offs totaled $7.1 million, compared to $552 thousand for the first nine months of 2008.  At September 30, 2009, the allowance for loan losses totaled $5.2 million and is considered adequate by management.  The allowance for loan losses as a percentage of totals loans was 1.12% at September 30, 2009, compared to 1.19% at December 31, 2008.  To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.

Capital Adequacy
At September 30, 2009, shareholders’ equity stood at $53.3 million or 7.86% of total assets.  The Bancorp’s total capital to risk-weighted assets was 11.0% at September 30, 2009.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $18.93 at the end of the third quarter.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, Schererville, and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Return on equity	(10.20)%	11.75%	3.32%	11.37%
Return on assets	(0.84)%	0.96%	0.27%	0.96%
Basic earnings/(loss) per share	$(0.50)	$0.56	$0.48	$1.66
Diluted earnings/(loss) per share	$(0.50)	$0.56	$0.48	$1.65
Yield on loans	5.38%	5.97%	5.53%	6.09%
Yield on security investments	3.98%	4.78%	4.13%	4.68%
Total yield on earning assets	5.03%	5.73%	5.19%	5.80%
Cost of deposits	1.22%	1.84%	1.41%	2.14%
Cost of borrowings	2.59%	2.97%	2.62%	3.22%
Total cost of funds	1.37%	2.00%	1.55%	2.27%
Net interest margin - tax equivalent	3.91%	3.94%	3.90%	3.38%
Noninterest income / average assets	0.76%	0.69%	0.87%	0.72%
Noninterest expense / average assets	2.87%	2.62%	2.84%	2.58%
Net noninterest margin / average assets	-2.11%	-1.93%	-1.97%	-1.86%
Efficiency ratio	68.19%	61.86%	66.00%	62.85%
Effective tax rate	-43.00%	23.16%	-57.54%	20.15%
Dividend declared per common share	$0.32	$0.36	$1.00	$1.08

	September 30,
	2009	December 31,
	(Unaudited)	2008
Net worth / total assets	7.86%	7.94%
Book value per share	$18.93	$18.79
Non-performing loans to total assets	2.82%	1.87%
Non-performing loans to total loans	4.13%	2.54%
Allowance for loan loss to non-performing loans	27.02%	46.97%
Allowance for loan loss to loans outstanding	1.12%	1.19%
Foreclosed real estate to total assets	0.53%	0.08%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008
Interest income:
Loans	$6,276	$7,266	$19,686	$22,061
Securities & short-term investments	1,541	1,495	4,646	4,302
Total interest income	7,817	8,761	24,332	26,363
Interest expense:
Deposits	1,636	2,365	5,687	8,255
Borrowings	437	607	1,384	1,738
Total interest expense	2,073	2,972	7,071	9,993
Net interest income	5,744	5,789	17,261	16,370
Provision for loan losses	4,675	590	6,490	1,540
Net interest income after provision for loan losses	1,069	5,199	10,771	14,830
Noninterest income:
Fees & service charges	694	782	2,004	2,185
Gain on sale of loans, net	167	24	1,032	94
Wealth management operations	270	201	672	618
Gain on sale of securities, net	93	41	437	187
Cash value increase from bank owned life insurance	98	106	306	311
Other-than-temporary impairment of securities	138	-	(145)	-
Portion of loss recognized in other comprehensive income	(182)	-	101	-
Gain/(loss) on foreclosed real estate	(26)	(40)	(58)	(21)
Other income	11	11	23	131
Total noninterest income	1,263	1,125	4,372	3,505
Noninterest expense:
Compensation & benefits	2,451	2,243	7,061	6,577
Occupancy & equipment	782	733	2,315	2,148
Federal deposit insurance premiums	246	27	986	57
Data processing	222	213	652	641
Marketing	153	85	368	304
Other	924	976	2,896	2,764
Total noninterest expense	4,778	4,277	14,278	12,491
Income before income taxes	(2,446)	2,047	865	5,844
Income tax expenses	(1,051)	474	(498)	1,178
Net income	$(1,395)	$1,573	$1,363	$4,666

 NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	September 30,
	2009	December 31,	Change	Mix
	(Unaudited)	2008	%	%
Total assets	$678,296	$664,732	2.0%
Cash & cash equivalents	29,039	11,296	157.1%
Securities - available for sale	122,279	108,207	13.0%
Securities - held to maturity	21,280	18,515	14.9%

Loans receivable:
Construction and land development	54,783	54,975	-0.3%	10.6%
1-4 first liens	159,069	196,708	-19.1%	40.9%
Multifamily	8,513	12,283	-30.7%	2.7%
Commercial real estate	130,203	130,256	0.0%	26.0%
Commercial business	60,696	49,310	23.1%	10.4%
1-4 Junior Liens	3,750	4,913	-23.7%	1.1%
HELOC	21,012	21,231	-1.0%	4.2%
Lot loans	3,269	3,084	6.0%	0.7%
Consumer	1,627	1,966	-17.2%	0.4%
Government and other	20,221	14,783	36.8%	3.0%
Total loans	463,143	489,509	-5.4%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	52,201	43,367	20.4%	9.3%
Interest bearing checking	88,095	87,379	0.8%	16.2%
Savings	56,564	52,459	7.8%	10.3%
MMDA	117,122	113,870	2.9%	23.0%
Total core deposits	313,982	297,075	5.7%	58.8%
Certificates of deposit	243,288	231,073	5.3%	41.2%
Total deposits	557,270	528,148	5.5%	100.0%

Borrowings	61,050	74,795	-18.4%
Stockholder's equity	53,319	52,773	1.0%

Asset Quality	September 30,
(Dollars in thousands)	2009	December 31,	Change
	(Unaudited)	2008	%
Nonaccruing loans	$17,377	$10,937	58.9%
Accruing loans delinquent more than 90 days	1,770	1,476	19.9%
Securities in non-accrual	944	-	100.0%
Foreclosed real estate	3,617	527	586.3%
Total nonperforming assets	23,708	12,940	83.2%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	201	1,683	-88.1%
ALL general allowances for loan portfolio	4,972	4,147	19.9%
Total ALL	5,173	5,830	-11.3%

Capital Adequacy	Actual	Required to be
	Ratio	well capitalized

Total capital to risk-weighted assets	11.0%	10.0%
Tier 1 capital to risk-weighted assets	10.0%	6.0%
Tier 1 capital to adjusted average assets	7.9%	5.0%